[LETTERHEAD OF MAPLES & CALDER]




                                                               14 December, 1998


To:      Persons listed on Schedule A



Dear Sirs

RE:      MILLENIUM COMPANIES
         -------------------

We have acted as counsel as to matters of Cayman Islands law to Millenium Seacarriers Inc (the "Issuer") in connection with the issue of its First Priority Ship Mortgage Notes Due 2005 (the "Offered Securities"), the guarantee by each of the Cayman Islands subsidiaries of the Issuer (being Millenium II, Inc., Millenium III, Inc., Millenium IV, Inc., Millenium V, Inc., Millenium VI, Inc., Millenium VII, Inc., Millenium Majestic, Inc., Millenium Aleksander, Inc. Millenium Elmar, Inc., Millenium Yama, Inc. and Millenium Amethyst, Inc.) (the "Cayman Subsidiary Guarantors") of the Notes, the registration in the Cayman Islands of, and the mortgage of, vessels owned by certain of the Cayman Subsidiary Guarantors (the "Mortgaged Vessels") and the transactions governed, inter alia, by the documents referred to below. We have examined originals or copies of the following:

(A) the Certificate of Incorporation, Certificate of Good Standing and Memorandum and Articles of Association of each of the Issuer, each Cayman Subsidiary Guarantor and Millenium Management Inc. ("MMI");

(B) the Minutes of the Meetings of the Board of Directors of the Issuer, each Cayman Subsidiary Guarantor, each held on 22 July, 1998, and Minutes of the Meeting of the Board of Directors of MMI held on 23 July, 1998, and the corporate registers of those companies maintained at their registered office in the Cayman Islands;

(C) the purchase agreement (the "Note Purchase Agreement") dated 20 July, 1998 made between the Issuer, the Cayman Subsidiary Guarantors, Credit Suisse First Boston Corporation and Donaldson, Lufkin & Jenrette Securities Corporation and others;

(D) the indenture (the "Indenture") dated 15 July, 1998 made between the Company, the Cayman Subsidiary Guarantors and the First National Bank of Maryland, as trustee (the "Trustee") and others;




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TO:      Persons listed on Schedule A
RE:      MILLENIUM COMPANIES                                   14 December, 1998
         -Opinion-                                                        Page 2

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(E)      the escrow and pledge agreement (the "Escrow Agreement") dated 15 July,
         1998 made between the Issuer and the First National Bank of Maryland as escrow agent (the "Escrow Agent");

(F) the registration rights agreement (the "Registration Rights Agreement") dated 20 July, 1998 made between the Issuer, Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation, the Cayman Subsidiary Guarantors and others;

(G) the collateral agency and intercreditor agreement (the "Collateral Agency and Intercreditor Agreement") dated 15 July, 1998 between the Issuer, each Cayman Subsidiary Guarantor, The First National Bank of Maryland (the "Collateral Agent") and others;

(H) the credit agreement (the "Credit Agreement") dated 20 July, 1998 between the Issuer and the Bank of New York;

(I) the warrant agreement (the "Warrant Agreement") dated 15 July, 1998 between the Issuer and ChaseMellon Shareholder Services, L.L.C. (the Warrant Agent");

(J)      the Offering Circular dated 20 July, 1998 (the "Offering Document");
         and

(K) a Certificate dated 14 December, 1998 from a Director of each of the Issuer, each Cayman Subsidiary Guarantor and MMI (the "Director's Certificates").

The agreement referred to in paragraphs (D), (E) and (G) are herein collectively referred to as the "Security Documents". The agreements referred to in paragraphs (C) to (J) above are herein collectively referred to as the "Agreements".

The following opinion is given only as to circumstances existing on the date hereof and known to us upon due enquiry and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the accuracy and content of the Director's Certificates without further verification and have relied upon the following assumptions, which we have not independently verified:

(a) each of the Agreements will be duly authorised, executed and delivered by or on behalf of all relevant parties (other than the Issuer, the Cayman Subsidiary Guarantors, and MMI) and is or will be legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of New York and all other relevant laws (other than the laws of the Cayman Islands);




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TO:      Persons listed on Schedule A
RE:      MILLENIUM COMPANIES                                   14 December, 1998
         -Opinion-                                                        Page 3

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(b)      the choice of New York law as the governing law of the Agreements has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of New York as a matter of New York law and all other relevant laws (other than the laws of the Cayman Islands) and that evidence of New York law would be pleaded and proven as a matter of fact;

(c) copy documents or the forms of documents provided to us are true copies of, or in the final forms of, the originals;

(d) the genuineness of all signatures and the authenticity and completeness of all documents submitted to us whether as originals or copies;

(e) the power, authority and legal right of all parties under all relevant laws (other than the laws of the Cayman Islands) and jurisdictions to enter into, execute and perform their respective obligations under the Agreements;

(f) none of the Pledged Collateral (as defined in the Indenture) is, in the case of any tangible moveables comprised therein situate in or, in the case of any intangible movables comprised therein (other than the Pledged Shares), created under or governed by the laws of, the Cayman Islands;

(g) the existence of the Pledged Collateral and that the Issuer and each Cayman Subsidiary Guarantor is the legal owner of the Pledged Collateral pledged by it and that no encumbrance or equities exist in respect of the same other than as provided in the Security Documents, and that the Pledged Collateral is capable of assignment whether by way of sale or security, free of any condition, as a matter of New York law and all other relevant laws (other than the laws of the Cayman Islands);

(h) there is nothing under any laws (other than the laws of the Cayman Islands) which would or might affect the opinions hereinafter appearing; specifically, we have made no independent investigation of the laws of New York;

(i) neither the Issuer nor any Cayman Subsidiary Guarantor is an agent of any sovereign entity and neither has entered into any of the Agreements in exercise of sovereign authority and no sovereign entity has any interest in any of the assets of either;

(j) the contents of the Director's Certificates are true at the date hereof.

Based upon and subject to the foregoing and having regard to such legal considerations as we deem relevant, we are of the opinion that:



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TO:      Persons listed on Schedule A
RE:      MILLENIUM COMPANIES                                   14 December, 1998
         -Opinion-                                                        Page 4

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(i)      each of the Issuer, MMI and the Cayman Subsidiary Guarantors has been duly incorporated, is validly existing as a company in good standing under the laws of the Cayman Islands and has the corporate power and authority to own its property and to conduct its business as described in the Offering Document;

(ii) the authorized share capital of the Issuer and each Cayman Subsidiary Guarantor conforms as to legal matters to the description thereof contained in the Offering Document;

(iii) 9,500,000 shares of the Issuer and 2 shares of each Cayman Subsidiary Guarantor (together, the "Issued Shares") have been duly authorised and validly issued (and in the case of the Issuer, are registered in the name of MMI, and in the case of each Cayman Subsidiary Guarantor, are registered in the name of the Issuer) and are registered in the books of each such company as fully paid; on the basis that the contractual subscription price of each of the Issued Shares was equal to or more than the par value of that Issued Share and was fully paid in cash, such Issued Shares may properly be credited as fully paid under Cayman Islands law and, as the Company has been established on the basis that the liability of its shareholders is limited to the amount, if any, unpaid on their shares (see Clause 5 of the Memorandum of Association), there is no rule of Cayman Islands law that would impose any further liability on persons holding Issued Shares in the Company merely by reason of such shareholding; the issue of the shares of the Issuer initially issuable upon conversion of the Warrants has been duly authorised .

(iv) the holders of shares of the Issuer have no pre-emptive rights, or rights to "anti-dilution" or similar adjustments to their respective shareholdings, in connection with the issuance of the Warrants or the issuance of the shares of the Issuer underlying the Warrants;

(v) the issue, execution and delivery of the Offered Securities has been duly authorised by the Issuer, and the Offered Securities have been duly executed on behalf of the Issuer (and the Offered Securities will be duly delivered on transfer of possession of the Offered Securities to the holders thereof);

(vi) each of the Indenture, the Warrant Agreement, the Escrow Agreement, the Note Purchase Agreement, the Registration Rights Agreement, the Collateral Agency and Intercreditor Agreement and the Credit Agreement has been duly authorised and executed by the Issuer;

(vii) other than as set out in paragraph (viii) hereof, there is no tax, levy, impost, deduction, charge or withholding imposed by the Cayman Islands or any political subdivision or taxing authority thereof or therein either (1) on or by virtue of the execution, or delivery or performance or continued validity of the Indenture, the Warrant Agreement, the Escrow Agreement or the Collateral Agency and Intercreditor Agreement or any other document

TO:      Persons listed on Schedule A
RE:      MILLENIUM COMPANIES                                   14 December, 1998
         -Opinion-                                                        Page 5

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         referred to therein or to be furnished thereunder (including the
         Offered Securities) or (2) on any payment to be made by the Issuer or any Cayman Subsidiary Guarantor pursuant to any of the Indenture, the Warrant Agreement, the Escrow Agreement, the Offered Securities or the Collateral Agency and Intercreditor Agreement;

(viii) stamp duty will be payable if any of the Agreements are executed in, brought to or produced before a court of, the Cayman Islands. Such duty will be nominal save in the case of Agreements containing mortgages or charges. Documents constituting a mortgage or charge may be subject to ad valorem duty at the rate of 1.5% of the sum secured if executed in or brought to the Cayman Islands, except:

         (a) in the case of a mortgage or charge over property situated outside the Cayman Islands, which is subject to nominal duty only; and

         (b) in the case of a mortgage or charge of moveable property situated in the Cayman Islands granted by an exempted company (such as the Company) or by an ordinary non-resident company or by a body corporate incorporated outside the Cayman Islands, in which case the maximum duty payable is CI$500 (US$609.76). This cap will not apply to an individual granting security and therefore ad valorem stamp duty will be chargeable on the Charge over Shares.

(ix) no consent, approval, authorisation or order of, or filing with, any governmental authority or regulatory body or court of the Cayman Islands is required for the execution, delivery and performance of any of the Security Documents or the Warrant Agreement by the respective parties thereto, and no such consent, approval or authorization or order of or filing is required for the exercise by any of the Trustee, the Warrant Agent, the Collateral Agent or the Escrow Agent of the rights and remedies granted to it under any of the Security Documents or the Warrant Agreement, or for the consummation of the transactions contemplated by the Note Purchase Agreement in connection with the issuance or sale of the Offered Securities by the Issuer. However, entries should be made in the Register of Mortgages and Charges of the Issuer and each Cayman Subsidiary Guarantor in respect of all mortgages and charges created pursuant to any of the Agreements in order to comply with Section 54 of the Companies Law (1998 Revision) of the Cayman Islands. Failure by the Company to comply with this requirement does not operate to invalidate any mortgage or charge although it may be in the interests of the secured parties that the Company should comply with the statutory requirements;

(x) the execution, delivery and performance by the Issuer of the Security Documents, the Warrant Agreement, the Note Purchase Agreement, the Registration Rights Agreement and the Credit Agreement, and the issuance and sale of the Offered Securities, and compliance



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TO:      Persons listed on Schedule A
RE:      MILLENIUM COMPANIES                                   14 December, 1998
         -Opinion-                                                        Page 6

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         with the terms and provisions thereof will not result in a breach or violation of any of the terms or provisions of any statute, public rule or regulation of the Cayman Islands (save that we give no opinion in this regard in connection with Section 3.02(e) of the Warrant Agreement), or the memorandum or articles of association of the Issuer, and the Issuer has full power and authority to authorise, issue and sell the Offered Securities as contemplated by the Note Purchase Agreement;


(xi) the statements in the Offering Circular under the captions "Risk Factors - Enforcement of Mortgages" and "Certain Foreign Tax Considerations - Cayman Islands Tax Considerations", and in the paragraph regarding Cayman Islands maritime law under the caption "The Mortgages", insofar as such statements constitute statements of Cayman Islands law, are accurate;

(xii) the execution, delivery and performance of the Security Documents, the Warrant Agreement, the Note Purchase Agreement, the Collateral Agency and Intercreditor Agreement by the Cayman Subsidiary Guarantors and compliance with the terms and provisions thereof will not result in a breach or violation of any of the terms and provisions of any statute, public rule or regulation applicable to the Company in the Cayman Islands currently in force or of the memorandum or articles of association of any Cayman Subsidiary Guarantor;

(xiii) assuming that as a matter of all relevant laws, including the governing law of the Security Documents and the law of situs of the Pledged Collateral (as defined in the Indenture) (other than the laws of the Cayman Islands) the Security Documents create valid security interests over the Pledged Collateral and that any further steps required as a matter of such laws to perfect such security interests or to regulate their ranking in point of priority have been taken, then, subject as discussed below in connection with the Pledged Shares (as defined in the Indenture), the courts of the Cayman Islands will recognise such security interests over the Pledged Collateral which will have priority over any claims by third parties subject in the case of a winding up of the relevant pledgor in a jurisdiction other than the Cayman Islands to any provision of the laws of that jurisdiction as to the priority of claims in a winding up.

         As a matter of domestic Cayman Islands law it is possible to create an equitable charge (the chargor remaining the registered holder of the shares, thereby retaining legal title) by depositing (with the requisite intention to create a charge rather than simple custody of the documents) the share certificates with the charge accompanied by a share transfer form endorsed in blank. With respect to security over the Pledged Shares, the priority among competing equitable interests will, if Cayman Islands domestic law is applied, be determined according to the time of creation of the equitable interests and, accordingly, the security over the Pledged Shares, to the extent only an equitable interest is created, would rank behind any



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TO:      Persons listed on Schedule A
RE:      MILLENIUM COMPANIES                                   14 December, 1998
         -Opinion-                                                        Page 7

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         pre-existing equitable interest in the Pledged Shares. Such security may also rank behind any security interests granted over the Pledged Shares in the nature of a legal mortgage and a bona fide purchaser for value of the Pledged Shares without notice of the security could obtain good title to the Pledged Shares. Note, however, that, in the light of the English decision in MACMILLAN INC. V. BISHOPSGATE TRUST (NO. 3) [1996] 1 W.L.R. 387 (which would be persuasive, though technically not binding, in the courts of the Cayman Islands) it does not necessarily follow that, as a matter of Cayman Islands conflict of laws rules, priorities of competing interests in the Pledged Shares will be determined according to Cayman Islands domestic rules as the jurisdiction of incorporation of the company since that case suggests that in certain circumstances the issue of priority may be determined according to the laws of the jurisdiction where the register of members of a company is situated or the laws of the jurisdiction where the relevant share certificates are situated. Save as aforesaid, no filing, registration or other action is necessary in the Cayman Islands to effect or perfect the security granted in respect of the Pledged Shares pursuant to the Security Documents although notice to the relevant subsidiary of the Issuer of the Security Documents should be given since in certain circumstances notice to that company could affect priority:

(xiv) the choice of New York law to govern the Note Purchase Agreement, the Warrant Agreement, the Registration Rights Agreement, the Indenture, the Escrow Agreement, the Collateral Agency and Intercreditor Agreement and the Credit Agreement and the Offered Securities constitutes a valid choice of law insofar as the law of the Cayman Islands is concerned and the submission by the Issuer and the Cayman Subsidiary Guarantors to the non-exclusive jurisdiction of any Federal or state court in the Borough of Manhattan, The City of New York (a "New York court") in those agreements is a valid submission insofar as the law of the Cayman Islands is concerned;

(xv) the Cayman Islands court has jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments given after 1st June, 1995 will vary according to the currency of the judgment. In the event that the Issuer becomes insolvent and is made subject to a liquidation proceeding, the Cayman Islands court is likely to require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Issuer determined in accordance with applicable accounting principles; currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(xvi) although there is no statutory enforcement in the Cayman Islands of judgments obtained in New York, the courts of the Cayman Islands will recognise and enforce a foreign judgment of a court of competent jurisdiction, based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, and provided such judgment is final, for a liquidated sum not in



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TO:      Persons listed on Schedule A
RE:      MILLENIUM COMPANIES                                   14 December, 1998
         -Opinion-                                                        Page 8

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         respect of taxes or a fine or penalty, and which was not obtained in a manner, and is not of a kind the enforcement of which is, contrary to the public policy of the Cayman Islands; a Cayman Islands' court may stay proceedings if concurrent proceedings are being brought elsewhere;

(xvii) none of the Issuer or the Cayman Subsidiary Guarantors nor any of their respective properties has any immunity from jurisdiction of any court or from any legal process under the laws of the Cayman Islands.

Except as specifically stated herein, we make no comment with regard to any representations which may be made by the Company in any of the documents referred to above or otherwise or with regard to the commercial terms of the said documents.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement to be filed with the Securities and Exchange Commission and to the use of our name in the prospectus included in the Registration Statement in the form and context in which the same appears, without admitting that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or "persons" within the meaning of Section 11(a)(4) thereof with respect to any portion of the Registration Statement including this Exhibit.

Yours faithfully

/s/ Maples and Calder

MAPLES AND CALDER




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TO:      Persons listed on Schedule A
RE:      MILLENIUM COMPANIES                                   14 December, 1998
         -Opinion-                                                        Page 9

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                                   SCHEDULE A


Millenium Seacarriers, Inc.
Oakmont Shipping & Trading Limited
Millenium II, Inc.
Rapid Ocean Carriers Inc.
Millenium III, Inc.
Ivy Navigation Ltd.
Millenium IV, Inc.
Topscale Shipping Company Limited
Millenium V, Inc.
Conifer Shipping Company Limited
Millenium VI, Inc.
Millenium Aleksander, Inc.
Millenium VII, Inc.
Millenium Elmar, Inc.
Millenium Yama, Inc
Millenium Amethyst, Inc.
Millenium Majestic, Inc.